NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED
SECURITIES

The NYSE hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 20, 2015, pursuant to the provisions of Rule 12d2-2 (a).

[ X ] 17 CFR 240.12d2-2(a)(3) That on March 6, 2015 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substituion therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment.

The Plan of Conversion of Sanchez Production Partners LLC became effective on March 6, 2015. Each Common Unit Representing Limited Liability Interests of Sanchez Production Partners LLC (Old Cusip 79971A 10 6) is now deemed to represent one (1) Common Unit Representing Limited Partner Interests of Sanchez Production Partners LP (New Cusip 79971C 10 2) on a Unit for Unit basis.

This Form 25 is being filed only for the removal from listing on the Exchange of the Common Units Representing Limited Liability Interests of Sanchez Production Partners LLC (Old Cusip 79971A 10 6) and not a termination of the registration of the Common Units Representing Limited Partner Interests of Sanchez Production Partners LP
(New Cusip 79971C 10 2).


The Exchange also notifies the SEC that as a result of the above indicated conditions this security was suspended on March 9, 2015.